Exhibit 5.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Auditor” and to the incorporation by reference of our report dated February 28, 2018 in the prospectus included in the Registration Statement on Form F-10 of AltaGas Ltd. dated June 13, 2018 relating to the offering of Preferred Shares and Debt Securities or any combination thereof, up to an aggregate offering price of US$2,000,000,000.

Calgary, Canada.	/s/ Ernst & Young LLP
June 13, 2018	Chartered Professional Accountants